Exhibit 10.4
Performance Stock Unit Award Agreement
Under the
Penguin Solutions, Inc.
Amended and Restated 2017 Stock Incentive Plan
Notice of Grant

Date of Grant:	[xx/xx/xxxx]
Name of Participant:	[First Name Last Name]
Target Number of Units:	[xx]
Performance Period:	[x] through [x], subject to Addendum A
Penguin Solutions, Inc., a Delaware corporation (the “Company”), hereby grants to the above-named participant (“Participant”), as of the date of grant set forth above (the “Grant Date”), the target number of performance stock units set forth above (the “PSUs”), with each PSU representing the right to receive a share of common stock of the Company, par value $0.03 per share (a “Share”), subject to the terms of the Penguin Solutions, Inc. Amended and Restated 2017 Stock Incentive Plan (the “Plan”) and the restrictions, including service and performance conditions, described below in this Performance Stock Unit Award Agreement, including Addendum A attached hereto (this “Agreement”). The provisions of Addendum A are incorporated by reference herein and made a part of the Agreement; to the extent any provision in Addendum A conflicts with any provision set forth elsewhere in the Agreement, the provision set forth in Addendum A shall control.
Capitalized terms not otherwise defined herein shall have the same meaning set forth in the Plan.
1.Vesting. Subject to the terms of this Agreement, the Award shall vest with respect to the number of PSUs, if any, as determined pursuant to the terms of Addendum A, subject to the satisfaction of the following service and performance conditions (together, the “Vesting Conditions”):
(a)Service Condition. Participant must continue employment through the Certification Date (the “Service Condition”).
(b)Performance Condition. The Company’s [xxx] must equal or exceed the applicable threshold level of performance set forth in Addendum A, [and such other conditions as set forth in Addendum A must be met, each] as determined by the Committee. To the extent that the Vesting Conditions are met, the PSUs shall vest in a single lump sum at the close of business on the day that the Compensation Committee (the “Committee”) certifies the achievement of the Performance Goal[s] set forth in Addendum A (the “Certification Date”). Such Certification Date shall occur as soon as reasonably practicable following the last day of the Performance Period. Until the Committee has made such a determination, none of the Vesting Conditions will be considered to have been satisfied. Notwithstanding the foregoing and subject to Section 2(b) below, the PSUs may be subject to other vesting terms to the extent expressly provided in a written Employment Agreement with Participant, if the terms of such Employment Agreement have been approved by the Committee.

(c)Fractional PSU Vesting. In the event Participant would vest in a fractional portion of a PSU based on attainment of the Performance Goal[s], such fractional portion will be rounded down to the nearest whole number.
2.Termination of Employment; Change in Control.
(a)Forfeiture of Unvested Performance Stock Units upon Termination. Except as provided in a written Employment Agreement with Participant or any amendment thereto, the terms of which have been approved by the Committee, immediately upon termination of Participant’s employment for any reason (including Participant’s death or disability), any PSUs which have not vested shall be forfeited without consideration. The Company shall have the exclusive discretion to determine the date of termination of Participant’s employment for purposes of the forfeiture of unvested PSUs pursuant to this Section 2(a), including whether Participant may still be considered to be in employment while on a leave of absence or during any applicable notice period.
(b)Treatment of Performance Stock Units upon a Change in Control. Notwithstanding Section 1 above or any terms in Participant’s Employment Agreement, (i) upon a Change in Control that occurs on or before the first anniversary of the Grant Date, the Performance Goal[s] applicable to the PSUs shall be deemed to be satisfied at the target performance level and the Target Number of Units (as designated in Notice of Grant and Addendum A) shall immediately vest as of the date of the Change in Control; and (ii) upon a Change in Control that occurs more than one year following the Grant Date, the number of PSUs (if any) that vest as of the date of the Change in Control will be determined based on actual performance during the Performance Period through the date of the Change in Control, as determined by the Committee pursuant to the terms of Addendum A. Any PSUs that do not vest upon a Change in Control or otherwise shall be forfeited without consideration.
(c)     Treatment of Forfeited Shares. Any Shares forfeited pursuant to this Section 2 or otherwise, shall be returned to the Plan and made available for re-grant.
3.Conversion into Shares of Common Stock. Shares issuable pursuant to the terms of this Agreement will be issued on, or as soon as practicable following, the Certification Date, or if applicable, the date of the Change in Control where the PSUs vest pursuant to Section 2(b) notwithstanding any payment timing terms to the contrary in any Employment Agreement. As a condition to such issuance, Participant shall have satisfied his or her obligations with respect to Tax-Related Items as specified in Section 4 of this Agreement and shall have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares. In no event will the Company be obligated to issue a fractional Share, unless otherwise determined by the Committee. Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any Shares during any period when the Company determines that the conversion of a PSU or the delivery of Shares hereunder would violate any federal, state or other applicable laws and/or may issue Shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which Shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters (but in no event later than the deadline required to comply with the “short-term deferral” exemption under Section 409A of the Code).
(a)Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares issued upon the vesting and settlement of the PSUs does not violate the Securities Act, and may issue stop-transfer orders covering such Shares.

4.Tax Withholding.
(a)Regardless of any action the Company or, if different, any Affiliate that employs Participant (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the issuance of the Shares pursuant to such settlement, the subsequent sale of Shares and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of this Agreement, the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax-Related Items or to achieve a particular tax result. Further, if Participant is subject to tax in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Except as provided in Section 4(c) and Section 4(d) below, any withholding obligations with respect to Tax-Related Items incurred in connection with the PSUs shall be satisfied in one or more of the following manners: (i) if the Shares are publicly traded at the time of the Tax-Related Items withholding event, by the automatic sale by or on behalf of Participant of Shares that are issued under the PSUs (in which case the Company may permit or require such Shares to be sold as part of a block trade with other Plan participants) with the proceeds paid to the Company for remittance to the appropriate taxing authorities, or (ii) if and only to the extent permitted by the Company in its sole discretion: (A) by the Company withholding Shares that would otherwise be issued under the vested PSUs (with a value up to but not in excess of the statutory maximum amount of Tax-Related Items required to be withheld by law); (B) by payment by Participant to the Company by wire or by check (which amount shall be due within two (2) business days following the day the applicable taxable event arises, unless otherwise determined by the Company); or (C) unless prohibited by applicable law, by the Company or the Employer withholding such Tax-Related Items from wages or other amounts otherwise owed to Participant.
(c)Notwithstanding Section 4(b) above, in the event that the withholding obligations with respect to Tax-Related Items incurred in connection with the PSUs arise on a date on which the sale of Shares would otherwise be prohibited by the Company’s insider trading policy, then provided that the PSUs do not vest prior to the expiration of the applicable cooling-off period in Rule 10b5-1(c)(1)(ii)(B) under the Exchange Act, measured from the Grant Date (the “Cooling-Off Period”), any such Tax-Related Items withholding obligations shall be satisfied by the automatic and mandatory sale by or on behalf of Participant of sufficient Shares that are issued under the PSUs to pay the Tax-Related Items obligations (in which case the Company may permit or require such Shares to be sold as part of a block trade with other Plan participants) with the proceeds paid to the Company for remittance to the appropriate taxing authorities. It is the Company’s intent that the mandatory sale of Shares to cover withholding obligations for Tax-Related Items pursuant to this Section 4(c) shall constitute an “eligible sell-to-cover transaction” (as described in Rule 10b5-1(c)(1)(ii)(D)(3) under the Exchange Act) and shall satisfy the affirmative defense conditions of Rule 10b5-1(c)(1) under the Exchange Act. In this regard, Participant certifies that Participant is not aware of any material, nonpublic information regarding the Company or any securities of the Company as of the Grant Date; provided that if Participant is in possession of such material nonpublic information as of the Grant Date, then the mandatory sale of Shares pursuant to this Section 4(c) shall become a binding contract as of the first date thereafter on which Participant is not in possession of material nonpublic information and as of the date any sales are effected pursuant to this Section 4(c), Participant will not effect such sales on the basis of material nonpublic information regarding the Company or any securities of the Company of which Participant was aware at the Grant Date. Further, Participant certifies that he or she is entering into the sell-to-cover arrangement in this Section 4(c) in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5 under the Exchange Act. If the sale of Shares pursuant to this Section 4(c) is prohibited by a legal, contractual or regulatory restriction applicable to Participant or to the broker effecting the sale, or is prevented by a market disruption or similar issue, or if the Tax-Related Items withholding obligation arises at a time other than the vesting and associated settlement of the PSUs or prior to the expiration of the Cooling-Off Period or at a time when the Shares are not publicly traded, then the withholding obligations with respect to Tax-Related Items may be satisfied in one or more of the following manners, as determined by the Company in its sole discretion: (i) by the Company withholding Shares that would otherwise be issued under the PSUs (with a value up to but not in excess of the statutory maximum amount of Tax-Related Items required to be withheld by law); (ii) by payment by Participant to the Company by wire or by check (which amount shall be due within two (2) business days following the day the applicable taxable event arises, unless otherwise determined by the Company); or (iii) unless prohibited by applicable law, by the Company or the Employer withholding such Tax-Related Items from wages or other amounts otherwise owed to Participant.
(d)Notwithstanding Section 4(b) and Section 4(c) above, if Participant is subject to Section 16 of the Exchange Act, the withholding obligations for Tax-Related Items will be satisfied by the Company withholding Shares that would otherwise be issued under the PSUs (with a value up to but not in excess of the statutory maximum amount of Tax-Related Items required to be withheld by law), and not by the automatic sale by or on behalf of Participant of Shares that are issued under the PSUs.
(e)The Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum rates applicable in Participant’s jurisdiction. In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, Participant may need to seek a refund from the applicable tax authority. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the Shares or the proceeds from the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
5.Lock-up Period. Participant agrees that the Company (or a representative of the underwriter(s)) may, in connection with any underwritten registration of the offering of any securities of the Company under the Securities Act, require that Participant not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company held by Participant, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act; provided that transactions pursuant to Section 4 hereof shall be exempt from any such lock-up request. Participant further agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Participant’s Shares until the end of such period. The underwriters of the Company’s shares are intended third party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
6.Restrictions on Transfer. Except as expressly required by applicable law, Participant understands and agrees that the PSUs may not be sold, given, transferred, assigned, pledged or otherwise hypothecated and any attempt to sell, give, transfer, assign, pledge or otherwise hypothecate all or any portion of the PSUs will be void and wholly without effect. Notwithstanding the foregoing, a transfer of the PSUs will be effective if and to the extent permitted by the Committee in its sole discretion in response to a written Participant request, subject to compliance with applicable law.
7.Certificates. Unless otherwise determined by the Board, any Shares due to Participant under this Agreement shall be maintained in uncertificated form through book-entry registration with the Company (or, as applicable, its transfer agent or stock plan administrator) or otherwise as permitted by applicable law. Any such book-entry records, or certificates if issued, shall carry such appropriate legends, and such written instructions shall be given to the Company transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act, any state securities laws or any other applicable laws.
8.Stockholder Rights. Participant will have no voting or other rights as the Company’s other stockholders with respect to the Shares until issuance of the Shares to Participant.
9.No Employment/Service Rights. Neither this Agreement nor the grant of the PSUs shall (a) create a right to, or be interpreted as forming an employment or service contract with the Company or any Affiliate, or a right to continue in the employ or service of the Company or any Affiliate; or (b) interfere in any way with the right of the Company or any Affiliate to determine the terms of Participant’s employment or service and to terminate Participant’s employment or service.
10.Nature of the Grant. In accepting the grant of the PSUs, Participant acknowledges, understands and agrees as follows:
(a)The Plan is established voluntarily by the Company, it is discretionary in nature and, to the extent permitted by the Plan, it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)The grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of performance stock units, or other awards or benefits in lieu of performance stock units;
(c)All decisions with respect to future performance share grants or other awards or benefits, if any, will be at the sole discretion of the Committee;
(d)Participant is voluntarily participating in the Plan;
(e)The PSUs and Shares subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or pension compensation;

(f)The PSUs and Shares subject to the PSUs, and the income from and value of same, are not part or normal or expected compensation or salary for any purpose, including, but limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, non-U.S. pension or retirement or welfare benefits or similar mandatory payments;
(g)The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)No claim or entitlement to compensation or damages shall arise from forfeiture of PSUs resulting from the termination of Participant’s employment or service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or provides services or the terms of Participant’s Employment Agreement, if any); and
(i)Unless otherwise agreed with the Company, the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of an Affiliate.
11.Terms of Plan, Interpretations. This Agreement and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling; provided that in the event of a conflict between Section 4 hereof and Section 15(g) of the Plan regarding the satisfaction of withholding tax liabilities, the provisions of Section 4 hereof shall control. All interpretations or determinations of the Committee shall be binding and conclusive upon Participant and Participant’s legal representatives on any question arising hereunder. Participant acknowledges that Participant has received and reviewed a copy of the Plan.
12.Notices. The Company may require any notice hereunder to be transmitted, submitted or received, by the Company or Participant, electronically in accordance with the procedures established by the Company for such notice. Otherwise, all notices hereunder to the party shall be delivered or mailed to the following addresses:
If to the Company:
Penguin Solutions, Inc.
Attn: Stock Plan Administrator
39870 Eureka Drive
Newark, California 94560
If to Participant:
At the last address for Participant in the Company’s records.
Such addresses for the service of notices may be changed at any time provided notice of such change is furnished in advance to the other party.
13.Entire Agreement. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter contained herein. This Agreement together with the

Plan supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.
14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application of the conflict of laws principles thereof. For purposes of litigating any dispute that arises directly or indirectly from or relates to the PSUs granted under the Plan and/or this Agreement, the Company and Participant submit to the exclusive jurisdiction of the State of Delaware, U.S.A., and agree that such litigation shall be conducted only in the courts of the State of Delaware or the federal courts located in Delaware, and no other courts.
15.Code Section 409A. The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”) to the maximum extent possible. However, to the extent that the PSUs (or any portion thereof) may be subject to Section 409A, the parties intend that this Agreement and such benefits comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A and this Agreement shall be interpreted, operated and administered in a manner consistent with such intent. Notwithstanding any other provision of the Plan or this Agreement, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the PSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. For purposes of the Plan and this Agreement, to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of settlement of any portion of the PSUs unless such termination constitutes a “separation from service” within the meaning of Section 409A. Each amount to be paid under this Agreement shall be construed as a separately identified payment for purposes of Section 409A. In addition, notwithstanding anything herein to the contrary, if upon termination of employment, a Participant is deemed to be a “specified employee” within the meaning of that term under Section 409A, then, to the extent the settlement of the PSUs following such termination of employment is considered the payment of “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service” that is not exempt from Section 409A, such settlement shall be delayed until the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” or (ii) the date of Participant’s death.
16.Insider Trading/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country, the Plan broker’s country, or the country in which Shares are listed, Participant may be subject to insider trading and/or market abuse laws which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to such Shares (e.g., PSUs) or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “material nonpublic information” or “inside information” regarding the Company (or similar type matters as defined by the laws or regulations in the relevant jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before he or she possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities (including fellow employees or service providers). Any restrictions under these or similar laws or regulations are separate from, in addition to, and may differ from, any restrictions that may be imposed under the Company’s insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and that Participant should speak to his or her personal advisor on this matter.
17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.Foreign Asset/Account Reporting. Participant acknowledges that there may be foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate sale proceeds from the sale of Shares or other funds received as a result of participation in the Plan to Participant’s country through a designated bank or broker within a certain time after receipt. Participant acknowledges that it is his or her responsibility to be compliant with any such requirements, and should consult his or her personal legal advisor for any details.
19.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or his or her acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
20.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. By participating in the Plan, Participant consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
21.Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
22.Waiver. Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement or the Plan shall not operate or be construed as a waiver of any other provision of this Agreement or the Plan, or of any subsequent breach by Participant or any other Person who holds outstanding PSUs or other Awards under the Plan.
23.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

ADDENDUM A
PERFORMANCE GOAL SCHEDULE
[INSERT THE RELEVANT PERFORMANCE GOALS AND ANY SPECIFIC DEFINITIONS RELATED TO SUCH GOALS HERE]1

1     The Performance Goals shall be determined by the Committee in accordance with the Plan and may relate to one or more performance measures, including but not limited to the following performance measures or such other measures, each as determined in writing by the Committee and subject to such modifications as specified by the Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; share price; return on equity; total or relative increases to stockholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration, and other non-financial operating and management performance objectives. The Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as determined by the Committee, to exclude or include the effect of specified events that occur during a Performance Period. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous fiscal years’ results or to a designated comparison group, in each case as specified by the Committee.